Exhibit 99(k)(ii)

ADMINISTRATION AGREEMENT

AGREEMENT (this “Agreement”) dated as of October 7, 2011, by and between Oaktree Finance, LLC, a Delaware limited liability company (including the Delaware corporation into which it intends to convert, the “Corporation”), and Oaktree Capital Management, L.P., a Delaware limited partnership (the “Administrator”).

WHEREAS, the Corporation intends to elect to operate as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Corporation desires to retain the Administrator to provide administrative services to the Corporation in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Corporation upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Administrator hereby agree as follows:

1.                                       In General.  The Corporation hereby employs the Administrator to act as administrator of the Corporation, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the board of directors of the Corporation (the “Board of Directors”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses as provided for below. The Administrator and any such other persons providing services arranged for by the Administrator shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Corporation in any way or otherwise be deemed agents of the Corporation.

2.                                       Duties and Obligations of the Administrator.  The Administrator shall perform (or oversee, or arrange for, the performance by third parties of) the administrative services necessary for the operation of the Corporation. Without limiting the generality of the foregoing, the Administrator shall provide the Corporation with office facilities, equipment, clerical, bookkeeping, internal audit, compliance, and record keeping services at such office facilities and such other services as the Administrator, subject to review by the Board of Directors, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

The Administrator shall also, on behalf of the Corporation, arrange for the services of, and oversee, custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of Directors of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Corporation as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator, provide any advice or recommendation relating to the securities and other assets that the Corporation should purchase, retain or sell or any other investment advisory services to the Corporation. The Administrator shall be responsible for the financial and other records that the Corporation is required to maintain and shall prepare all reports and other materials required to be filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority, including reports on Forms 10-K, 10-Q, 8-K and any other reports to stockholders. At the Corporation’s request, the Administrator will provide on the Corporation’s behalf significant managerial assistance to those portfolio companies to which the Corporation is required to provide such assistance. In addition, the Administrator will assist the Corporation in determining and publishing the Corporation’s net asset value, overseeing the preparation and filing of the Corporation’s tax returns, and the printing and dissemination of reports to stockholders of the Corporation, and generally overseeing the payment of the Corporation’s expenses and the performance of administrative and professional services rendered to the Corporation by others.

3.                                       Records.  The Administrator agrees to maintain and keep all books, accounts and other records of the Corporation that relate to activities performed by the Administrator hereunder and, if required by any applicable statutes, rules and regulations, including without limitation, the 1940 Act, will maintain and keep such books, accounts and records in accordance with such statutes, rules and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records that it maintains for the Corporation shall at all times remain the property of the Corporation, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Corporation pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.  The Administrator may engage one or more third parties to perform all or a portion of the foregoing services.

4.                                       Confidentiality.  The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information of natural persons pursuant to Regulation S-P of the SEC, shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is requested or required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.  If a party is requested or required to disclose information pursuant to the foregoing sentence, such party shall provide the other party with advance notice if permitted by applicable law and reasonably cooperate with such other party, if so requested, to limited such disclosure.

5.                                       Compensation; Allocation of Costs and Expenses.

(a)                                  In full consideration of the provision of the services of the Administrator, the Corporation shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder.

(b)                                 The Corporation will bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Corporation’s investment adviser (the “Advisor”), pursuant to that certain Investment Management Agreement, dated as of October 7, 2011 by and between the Corporation and the Advisor. Costs and expenses to be borne by the Corporation include, but are not limited to, those relating to: organizational expenses(1) and offering expenses; valuing the Corporation’s assets and computing its net asset value per share (including the cost and expenses of any independent valuation firm); expenses incurred by the Administrator or payable to third parties, including agents, consultants or other advisors and travel expense, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and enforcing the Corporation’s rights in respect of such investments; performing due diligence on the Corporation’s prospective portfolio companies; fees, interest or other costs payable on or in connection with any debt, if any, that may be incurred to finance the Corporation’s investments; distributions on shares; offerings of the Corporation’s common stock and other securities; investment advisory and management fees; administration fees, if any, payable under this Agreement; transfer agent and custody fees and expenses; the allocated costs of providing managerial assistance to those portfolio companies that require it; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating, structuring, making and disposing of investments; brokerage fees and commissions; the Corporation’s dues, fees and charges of any trade association of which the Corporation is a member; federal and state registration fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes; independent directors’ fees and expenses; costs of preparing and filing reports, registration statements, prospectuses or other documents required by the SEC, including printing

(1)          For purposes if this agreement, the term “organizational expenses” shall include all costs, expenses, fees and liabilities incurred in connection with the formation and organization of, or sale of interests in, the Corporation, as determined by the Administrator in its discretion, including any placement fees and all out-of-pocket legal, accounting, printing, electronic database, travel and filing fees and expenses.

costs; costs of any reports, proxy statements or other notices to stockholders, including printing and mailing costs; the expenses of holding shareholder meetings; the Corporation’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; litigation and indemnification and other extraordinary or non recurring expenses, cost of winding up and liquidating the Corporation; and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business, including payments under this Agreement based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under this Agreement, including rent and the allocable portion of the cost of the Corporation’s officers and their respective staffs.

(c)                                  For avoidance of doubt and notwithstanding any provision herein to the contrary, following a public offering by the Corporation of its common stock, the Corporation shall reimburse the Administrator for all out-of-pocket fees and expenses incurred by the Administrator on behalf of the Corporation (or its predecessor), including, but not limited to, any fees or other costs incurred in connection with the negotiation and arrangement of any bank-issued credit facility used to finance the Corporation’s (or its predecessor’s) operations and investments.

6.                                       Limitation of Liability of the Administrator; Indemnification.

(a)                                  The Administrator, its affiliates and their respective directors, officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any of them (including any individual who serves at the Administrator’s request as a director, officer, partner, member or the like of another entity) (collectively, the “Indemnified Parties”), shall not be liable to the Corporation for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Corporation, and the Corporation shall indemnify, defend and protect each of the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against any loss, liability, claim, damage or expense, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by such Indemnified Party in connection with the defense or disposition of any action, suit, or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) or investigation, whether civil or criminal, before any court or administrative or investigative body in which such Indemnified Party may be or may have been involved as a party or otherwise or with which such Indemnified Party may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnified Party’s having acted in any such capacity. With respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnified Party as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnified Party was authorized by a majority of the full Board of Directors.  Notwithstanding the preceding sentence of this Paragraph 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (such conduct sometimes referred to herein as “disabling conduct”).

(b)                                 The Corporation may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Corporation receives a written affirmation of a Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Corporation unless it is subsequently determined that such Indemnified Party is entitled to such indemnification.  In addition, at least one of the following conditions must be met:  (i) the Indemnified Party shall provide security for such undertaking; (ii) the Corporation shall be insured against losses arising by reason of any unlawful advance; or (iii) a majority of a quorum consisting of Directors who are neither “interested persons” (as defined in the 1940 Act) of the Corporation nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a writing, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification.

(c)                                  All determinations with respect to the standards for indemnification hereunder shall be made (i) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnified Party is not liable or is not liable by reason of disabling conduct; or (ii) in the absence of such a decision, by (A) a majority vote of a quorum of the Disinterested Non-Party Directors or (B) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.  All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (ii) above.

(d)                                 The rights accruing to any Indemnified Party under these provisions shall not exclude any other right to which such Indemnified Party may be lawfully entitled.

7.                                       Activities of the Administrator.  The services of the Administrator to the Corporation are not to be deemed to be exclusive.  Nothing in this Agreement shall prevent the Administrator or any officer, employee or other affiliate thereof from providing services to any other person, firm or corporation, or from engaging in any other lawful activity.  It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Corporation as officers, directors, stockholders or otherwise.

8.                                       Duration and Termination of this Agreement.

(a)                                  This Agreement shall become effective as of the date hereof, provided that the Administrator shall begin providing the services set forth herein and be entitled to compensation pursuant to Section 5(a) above beginning on the date of pricing of the Corporation’s initial public offering, and unless sooner terminated with respect to the Corporation as provided herein, shall continue in effect for a period of two years.  Thereafter, if not terminated, this Agreement shall continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors and (ii) by the vote of a majority of those members of the Board of Directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b)                                 Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board of Directors, or by the Administrator, upon not less than 60 days’ written notice to the other party (which notice may be waived by such other party).

9.                                       Amendments of this Agreement.  This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.  Any amendment of this Agreement shall be subject to the 1940 Act.

10.                                 Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign (as such term is defined in the 1940 Act and the regulations thereunder), delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

11.                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act and any rules and regulations promulgated thereunder. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, if any, the latter shall control. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

12.                                 No Waiver.  The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

13.                                 Severability.  If any term or other provision of this Agreement is held or made invalid by a court decision, statute or rule or is or becomes illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

14.                                 Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall in no way define or limit any of the provisions hereof or otherwise affect in any way the meaning or interpretation of this Agreement.

15.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

16.                                 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

17.                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers, all as of the date first above written.

OAKTREE FINANCE, LLC

By:	/s/ William B. Sacher
	Name:	William B. Sacher
	Title:	Chief Executive Officer

By:	/s/ Rajkumar Makam
	Name:	Rajkumar Makam
	Title:	President

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Todd Molz
	Name:	Todd Molz
	Title:	Managing Director
General Counsel

By:	/s/ Lisa Arakaki
	Name:	Lisa Arakaki
	Title:	Managing Director